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                                  EXHIBIT 99.1
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WORLD DIAGNOSTICS, INC. RELOCATES TO WASHINGTON, D.C. AREA AND SEEKS A STRATEGIC
BUYER/INVESTOR

ALEXANDRIA, Va.--(BUSINESS WIRE)--Jan. 15, 2003--World Diagnostics, Inc. (OTCBB:WDGI - News), www.worlddiagnostics.com, a pioneering global provider of
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medical  diagnostic  tests  and  specialized  laboratory  products  for  the international marketplace, formally announced today its relocation to Alexandria, Virginia, and that it intends to find a strategic buyer/investor for the company's operations and/or its assets.

"The relocation from Miami to the D.C. area better enables the Company to participate in healthcare and foreign aid programs for developing nations sponsored by various governmental and non-governmental organizations, where there are substantial resources being committed for rapid diagnostic testing, especially in the field of HIV/AIDS and other infectious diseases. In addition, the relocation affords WDI lower costs and a more efficient basis to operate from what has now become a streamlined business model," according to Barry Peters, WDI's Chairman.

Mr. Peters further commented that "the decision to find a strategic buyer/investor for the Company reflects the Company's inability to service its debt, and the need to meet working capital requirements and to undertake marketing programs that have been held back by the company's perpetual undercapitalization. WDI has developed many valuable intangible assets over the past several years, and wants to convert these assets into meaningful value, but it needs financial resources to do so. While the monthly operating deficit has declined, without funding to service debt, grow sales and fund marketing programs to let people know we're out there with great products at very affordable prices, the challenge appears too great for a small company such as WDI to lift itself into profitability. We're hopeful that the business that has been created will represent an attractive platform for expansion for a larger company or investor that sees the opportunity to capitalize on the work that has been done.

"Management is already in preliminary negotiations with a few parties, and is exploring alternate plans of raising capital and/or reducing costs of operations. However, it is questionable as to whether WDI can continue operations as presently constituted without receiving financing, though management believes that further reductions in costs are achievable. On the other hand, there can be no assurance that WDI will be able to successfully implement its plans, or if such plans are implemented, that WDI will achieve its goals. WDI needs to secure new sources or methods of financing, and/or revenues, to continue as a going concern. Obviously, if WDI is unable to raise additional funds or is not successful in sufficiently reducing its costs of operations, it may be required to liquidate its assets or re-organize through alternative means to maintain ongoing operations."

The Company: WDI is a global provider of medical products for the international marketplace, specializing in diagnostic tests and laboratory products. WDI's initial development centers on medical diagnostic products that address the growing demand for identifying and treating infectious diseases, and other global health concerns. The Company has established inroads and a market presence in 84 countries, and a multi-channel marketing platform for medical and health related products. WDI has a recognized corporate identity and a registered brand name for its products that are sold through a distributor network, joint ventures, direct to governments and to end-users through its web site, www.GLOBALeMED.com.
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Distribution  Network:  WDI's  revenues are derived from an extensive network of independent distributors and a group of 27 localized web-enabled distributor/partners who are the agents for WDI's e-commerce system. These distributors represent a base of revenues, primarily in Latin America, Africa, Asia, Eastern and Central Europe. Many of these distributors characteristically specialize in a particular area, though some distribute other medical products. WDI has a database of distributors and end-user customers composed of physicians, hospitals, clinics, pharmacies and laboratories.


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Products:  WDI  offers  a comprehensive range of diagnostic products at a single source, and has developed a full line of its own branded products, manufactured to specifications by FDA-approved suppliers. The Company's product line includes a range of medical diagnostic test kits, including cardiac and cancer marker tests, sexually transmitted disease tests for chlamydia, gonorrhea, HIV and syphilis, and infectious disease tests for cholera, dengue fever, hepatitis, malaria, tuberculosis and rubella. Among WDI's assets are its registration and license qualifications in the various countries where WDI products are sold, and a brand identity. WDI maintains technical support from a WDI technician by phone, fax or 24-hour online service capability.

Web Site: WDI's GLOBALeMED system is a multi-faceted e-commerce platform that offers its distributor network, and the end-user customer, a broad spectrum of diagnostic products. It is a multilingual, multi-cultural web site that addresses local business practices and customs. Localized web sites are represented by stocking distributor/partners who are accessible at their own web address. WDI hosts 27 localized web sites in various countries. Each site is self-administered by a WDI distributor/partner and provides online technical support, training, protocols, and demonstration videos, links to local medical societies and medical information resources, and 24-hour access to multilingual medical technicians.

MedPharm Strategic Alliance: In October 2002, WDI formed a strategic marketing alliance with MedPharm LLC, a pharmaceutical company with manufacturing and warehouse facilities in Europe and Latin America. MedPharm manufactures generic pharmaceutical products under its own label. MedPharm provides the most frequently used pharmaceuticals including all of the generic drugs and pharmaceuticals on the World Health Organization's Essential Drugs list, plus basic medical supplies and equipment for hospitals and clinics. The goal of the alliance is to both diagnose and treat diseases with affordable products efficiently distributed to doctors, hospitals, clinics and other medical organizations that serve the healthcare needs of the global marketplace.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the assumptions and involve risk and uncertainties, which may affect World Diagnostics, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.



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